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EXHIBIT 23.3



To the Board of Directors
Bull Run Corporation:


We consent to the incorporation by reference in this Registration Statement on Form S-8 relating to the Bull Run Corporation 1994 Long-Term Incentive Plan of our report dated February 10, 1997, with respect to the statements of earnings, changes in stockholders' equity, and cash flows of Capital Sports Properties, Inc. for the six-months ended June 30, 1996, which report appears in the June 30, 1999 transition report on Form 10-K of Bull Run Corporation.

                                                     /s/ KPMG LLP

Stamford, Connecticut
June 15, 2000